Exhibit 5.1

December 2, 2021

Welsbach Technology Metals Acquisition Corp.

160 S Craig Place

Lombard, Illinois 60148

Re:	Registration Statement of Welsbach Technology Metals Acquisition Corp.

Ladies and Gentlemen:

We have acted as counsel to Welsbach Technology Metals Acquisition Corp., a Delaware corporation (the “Company”), in connection with the registration by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of (i) 8,625,000 units of the Company, including the underwriters’ over-allotment option (collectively the “IPO Units”), with each Unit consisting of one share of common stock of the Company, par value $0.0001 per share (the “Common Stock”) and one right of the Company, each right entitling the holder thereof to receive one-tenth (1/10th) of one share of Common Stock (the “Rights”), (ii) an option (the “Unit Purchase Option”) to purchase up to 600,000 Units (the “Purchase Option Units” and, together with the IPO Units, the “Units”) granted to Chardan Capital Markets, LLC, the representative of the underwriters, (iii) all shares of Common Stock and all Rights to be issued as part of the Units, (iv) the shares of Common Stock underlying the Rights (the “Right Shares”) included in the Units and Purchase Option Units, pursuant to a Registration Statement on Form S-1, initially filed by the Company with the Commission on December 2, 2021 (as amended, the “Registration Statement”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1. Units. When the Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Act”), and when the offering is completed as contemplated by the Registration Statement (and in the case of the Purchase Option Units, when issued and sold by the Company and delivered by the Company against payment therefor upon exercise of the Unit Purchase Option in accordance with the terms therein), such Units will be legally binding obligations of the Company, enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Rights Agreement; and (e) with respect to the Common Stock, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Common Stock of the Company underlying the Purchase Option Units and/or adjustments to outstanding securities, including the Rights underlying the Units, of the Company may cause the number of shares of Common Stock underlying the Units, including the Common Stock underlying the Rights underlying the Units, to exceed the number that remain authorized but unissued.

2. Unit Purchase Option. The Unit Purchase Option has been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be a valid and legally binding obligation of the Company.

3. Common Stock. When the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, the shares of Common Stock underlying the Units and the Purchase Option Units (when they are issued upon the exercise of the Unit Purchase Option) will be validly issued, fully paid and non-assessable.

4. Rights. When the Registration Statement becomes effective under the Act and when the Rights underlying the Units are issued and delivered for as part of the Units and when they are issued upon the exercise of the Unit Purchase Option, as contemplated by the Registration Statement, such Rights will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Rights Agreement.

5. Right Shares. When the Registration Statement becomes effective under the Act and when the Right Shares are issued and delivered by the Company in accordance with and in the manner described in the Registration Statement, the Right Shares will be validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the Delaware General Corporation Law of the State of Delaware and, as to the Unit Purchase Option, Units and the Rights constituting legally binding obligations of the Company, solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP